Exhibit 10.28

Execution Version 7.27.20

27 Drydock Avenue

Boston, Massachusetts

(the “Building”)

TENTH AMENDMENT (“TENTH AMENDMENT”)

Execution Date: July 29, 2020

	LANDLORD:	BCP-CG 27 Property LLC, a Delaware limited liability company

	TENANT:	Ginkgo Bioworks, Inc., a Delaware corporation

	EXISTING PREMISES:	A total of 122,731 rentable square feet of the Building, as more specifically set forth in the Lease.

LEASE DATA	DATE OF LEASE:	December 22, 2011

	EXPIRATION DATE:	January 31, 2030, unless the Lease is otherwise terminated or extended as provided in the Lease.

	PREVIOUS LEASE AMENDMENTS:	First Amendment to Lease Agreement dated April , 2012

Second Amendment to Lease dated August 1, 2014

Third Amendment to Lease dated August 15, 2014

Fourth Amendment to Lease dated May 1, 2016

Fifth Amendment to Lease dated May 31, 2016

Sixth Amendment to Lease dated August 5, 2016

Seventh Amendment to Lease dated July 31, 2017

Eighth Amendment to Lease dated March 23, 2018

Ninth Amendment to Lease dated September 6, 2018

	FIFTEENTH EXPANSION PREMISES:	Approximately 7,473 rentable square feet consisting of a portion of the sixth (6th) floor of the Building, substantially as shown on Exhibit 10A, Tenth Amendment, a copy of which is attached hereto and incorporated by reference herein

WHEREAS, Tenant desires to lease additional premises from Landlord, to wit, the Fifteenth Expansion Premises, upon the terms and conditions hereinafter set forth; and

WHEREAS, Landlord is willing to lease the Fifteenth Expansion Premises to Tenant and Tenant is willing to lease the Fifteenth Expansion Premises from Landlord upon the terms and conditions hereinafter set forth; NOW, THEREFORE, for good and valuable consideration, the parties hereby agree that the above-referenced lease (the “Lease”) is hereby amended as follows:

1.     DEMISE OF THE FIFTEENTH EXPANSION PREMISES

Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the Fifteenth Expansion Premises for a Term commencing as of the Fifteenth Expansion Premises Commencement Date (as hereinafter defined) and, co-terminus with the Lease, expiring on the Expiration Date of the Lease. Said leasing of the Fifteenth Expansion Premises shall be upon all of the same terms and conditions of the Lease, except as follows or as otherwise specifically set forth herein:

A.     The “Fifteenth Expansion Premises Commencement Date” shall be the later of (1) the date that Landlord makes the Fifteenth Expansion Premises available to Tenant and (2) the earlier of the date Tenant first occupies the Fifteenth Expansion Premises for the Permitted Use or August 1, 2020. From and after the Fifteenth Expansion Premises Commencement Date, the term “Premises” as used in the Lease shall mean the Existing Premises and the Fifteenth Expansion Premises, collectively. The parties acknowledge and agree that the Fifteenth Expansion Premises may be considered “available to Tenant” and the Fifteenth Expansion Premises Commencement Date to have occurred, notwithstanding the incompletion of Landlord’s Electrical Work, as defined in Section 4 below.

B.     The “Fifteenth Expansion Premises Rent Commencement Date” shall be January 1, 2021.

C.     Basic Rent payable with respect to the Fifteenth Expansion Premises shall be as follows:

Time Period	Annual Basic Rent		Monthly Basic Rent	Per Rentable Square Foot
Fifteenth Expansion Premises Lease Year 1	$575,421.00		$47,951.75	$77.00
Fifteenth Expansion Premises Lease Year 2	$592,683.63		$49,390.30	$79.31
Fifteenth Expansion Premises Lease Year 3	$610,469.37		$50,872.45	$81.69
Fifteenth Expansion Premises Lease Year 4	$628,778.22		$52,398.19	$84.14
Fifteenth Expansion Premises Lease Year 5	$647,610.18		$53,967.52	$86.66
Fifteenth Expansion Premises Lease Year 6	$667,039.98		$55,586.67	$89.26
Fifteenth Expansion Premises Lease Year 7	$687,067.62		$57,255.64	$91.94
Fifteenth Expansion Premises Lease Year 8	$707,693.10		$58,974.43	$94.70
Fifteenth Expansion Premises Lease Year 9	$728,916.42		$60,743.04	$97.54
Fifteenth Expansion Premises Lease Year 10	$750,812.31	*	$62,567.69	$100.47

*	Annualized for any period of less than 12 calendar months.

For purposes hereof, “Fifteenth Expansion Premises Lease Year” shall mean each successive 12-month period included in whole or in part in the Term of this Lease with respect to the Fifteenth Expansion Premises with the first (1st) Fifteenth Expansion Premises Lease Year beginning on the Fifteenth Expansion Premises Rent Commencement Date and ending at midnight on the day before the first (1st) anniversary of the Fifteenth Expansion Premises Rent Commencement Date, and each succeeding Fifteenth Expansion Premises Lease Year shall begin on the day following the last day of the prior Fifteenth Expansion Premises Lease Year. Notwithstanding anything to the contrary herein contained, the last Fifteenth Expansion Premises Lease Year shall expire on the Expiration Date.

Tenant shall have no obligation to pay Basic Rent for the Fifteenth Expansion Premises for the period commencing as of the Fifteenth Expansion Premises Commencement Date and expiring as of the day before the Fifteenth Expansion Premises Rent Commencement Date (the “Rent Abatement Period”). During the Rent Abatement Period, only Basic Rent for the Fifteenth Expansion Premises shall be abated, and all additional rent and other costs and charges, including all utilities, specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

D.     From and after the Fifteenth Expansion Premises Commencement Date, Tenant’s Proportionate Share shall be increased by 2.58%. For the purposes of this Tenth Amendment, it is agreed that the Building Rentable Area is 289,613 square feet.

E.     From and after the Fifteenth Expansion Premises Commencement Date, any reference herein or in the Lease to the Premises shall be deemed to mean, collectively, the Existing Premises and the Fifteenth Expansion Premises.

2.     CONDITION OF FIFTEENTH EXPANSION PREMISES

Notwithstanding anything to the contrary herein contained, the Fifteenth Expansion Premises shall be delivered broom clean and free of tenants or other occupants and accepted by Tenant “as-is”, in its then (i.e., as of the Fifteenth Expansion Premises Commencement Date) state of construction, finish and decoration, without any obligation on the part of Landlord to prepare or construct the Fifteenth Expansion Premises for Tenant’s occupancy or to provide any construction allowance (other than the Fifteenth Expansion Premises Allowance (as hereinafter defined)) and without any representation or warranty by Landlord to Tenant as to the condition of the Fifteenth Expansion Premises. As of the Fifteenth Expansion Premises Commencement Date, the Building Systems serving the Fifteenth Expansion Premises shall be in good working order, condition and repair, subject to Landlord’s Electrical Work, as defined below.

3.     TENANT 15th IMPROVEMENTS AND FIFTEENTH EXPANSION PREMISES ALLOWANCE

Tenant shall cause the substantial completion of all necessary or desirable construction and installations of all of Tenant’s improvements to the Fifteenth Expansion Premises in accordance with the provisions of the Lease, including but not limited to Section 8 of the Eighth Amendment, Section 14 of the Fifth Amendment, Article 8 of the Lease, Articles 9, and 24 of the Master Lease, and the terms of this Tenth Amendment (“Tenant’s 15th Improvements”). In connection with any Tenant’s 15th Improvements, Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof. Tenant’s contractors shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Subject to the Fifteenth Expansion Premises Allowance set forth below, Tenant shall pay all of the costs and expenses of Tenant’s 15th Improvements (including, without limitation, the costs of construction, the cost of permits and permit expediting, and all architectural and engineering services obtained by Tenant in connection therewith). Upon the Fifteenth Expansion Premises Commencement Date, Landlord shall provide an allowance of up to $10.00 per rentable square foot of the Fifteenth Expansion Premises ($74,730.00) (the “Fifteenth Expansion Premises Allowance”) that Tenant may use towards the design and construction of one or more of the following: (i) Tenant’s 15th Improvements within the portion of the Premises constituting the Fifteenth Expansion Premises, (ii) improvements to the portion of the Premises located on the third (3rd) floor of the Building, or (iii) improvements to the portion of the Premises located on the eighth (8th) floor of the Building (collectively, the “Allowance Improvements”; each such portion of the Premises for which the Fifteenth Expansion Premises Allowance may be utilized is referred to herein as “Improvement Premises”), all of which shall be performed in the manner as required herein and subject to the terms and conditions hereof. The Fifteenth Expansion Premises Allowance may only be used for hard or soft costs actually incurred by Tenant in connection with the Allowance Improvements. No portion of the Fifteenth Expansion Premises Allowance may be used for Tenant’s furniture, fixtures, equipment, cabling and/or other personal property. Provided Tenant shall not then be in default of the Lease beyond applicable notice and/or cure periods, or there shall not then be occurring any circumstance or state of facts which, with notice or the passage of time or both, would result in a breach or default hereunder that is not cured within the applicable cure period, the payment of the applicable portion of the Fifteenth Expansion Premises Allowance shall be made to reimburse Tenant for amounts spent on the Allowance Improvements within thirty (30) days following Tenant’s requisition therefor generally in accordance with Section 14(c) of the Fifth Amendment such that no more than fifty percent (50%) of that portion of the Fifteenth Expansion Premises Allowance corresponding to the cost of the Allowance Improvements within the applicable Improvements Premises will be paid upon satisfactory completion of all rough inspections by the City of Boston lnspectional Services Department for the work within the applicable Improvements Premises, and the remaining fifty percent (50%) of that portion of the Fifteenth Expansion Premises Allowance corresponding to the cost of the Allowance Improvements within the applicable Improvements Premises will be paid within thirty (30) days following delivery to Landlord of (i) a final Certificate of Occupancy issued by the City of Boston Inspectional

Services Department for the work within the applicable Improvements Premises; and (ii) satisfactory lien waivers from all contractors and other satisfactory evidence that all contractors have been paid or will be paid in full for the work within the applicable Improvements Premises. Landlord shall have no obligation to advance any funds or pay any amounts on account of Tenant’s 15th Improvements in excess of the Fifteenth Expansion Premises Allowance and in the event Tenant fails to request any portion of the Fifteenth Expansion Premises Allowance, pursuant to the terms and conditions hereof, within twelve months of the Fifteenth Expansion Premises Commencement Date, such unrequested portion of the Fifteenth Expansion Premises Allowance shall be forfeit and no longer available for request hereunder.

Except for the Fifteenth Expansion Premises Allowance, Tenant shall bear all other costs of Tenant’s Improvements. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, selected by Tenant in connection with Tenant’s Improvements.

4.     ELECTRICAL CURRENT

Tenant shall be permitted to connect to the base Building riser serving the Fifteenth Expansion Premises in order to access electricity for the Fifteenth Expansion Premises. Tenant shall be responsible for the maintenance of all equipment necessary to do so, including without limitation, panels and separate submeters. Upon the Fifteenth Expansion Premises Commencement Date, Landlord shall allow Tenant access in an amount at least equal to twelve (12) watts per rentable square foot of the Fifteenth Expansion Premises. Upon completion of Landlord’s Electrical Work (as defined below), Landlord shall allow Tenant access in an amount at least equal to a total of twenty-four (24) watts per rentable square foot of the Fifteenth Expansion Premises. Landlord and Tenant acknowledge and agree that as of the date hereof, all such connections and equipment exist at the Fifteenth Expansion Premises, provided however, after the Fifteenth Expansion Premises Commencement Date, Tenant shall provide Landlord with access to and through the Premises to allow Landlord to perform certain work, including the installation of additional equipment, as necessary to provide Tenant with access to the twenty-four (24) watts per rentable square foot provided above (“Landlord’s Electrical Work”). Landlord shall use reasonable efforts to complete Landlord’s Electrical Work within thirty (30) days of commencement. Tenant shall pay all electricity charges applicable to the Fifteenth Expansion Premises as required under Section 4(c) and 7(b) of the Lease from and after the Fifteenth Expansion Premises Commencement Date.

Notwithstanding the foregoing, if the Landlord’s Electrical Work has not been completed on or before September 15, 2020, as such date may be extended as provided below (the “First Outside Date”), Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent for the Fifteenth Expansion Premises following the Fifteenth Expansion Premises Rent Commencement Date equal to one (1) day for every two (2) days between the First Outside Date and the Second Outside Date (defined below). Furthermore, if the Landlord’s Electrical Work has not been completed on or before October 1, 2020, as such date may be extended as provided below (the “Second Outside Date”), Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent for the Fifteenth Expansion Premises following the Fifteenth Expansion Premises Rent Commencement Date equal to one (1) day for each day between the Second Outside Date and the date of completion of Landlord’s Electrical Work.

Notwithstanding the foregoing, the First Outside Date and the Second Outside Date shall be extended by the length of any delays in the completion of Landlord’s Electrical Work arising from causes beyond Landlord’s reasonable control, including, without limitation, Force Majeure delays (as defined herein). For purposes of this provision, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction. The provisions set forth in this Section shall be Tenant’s sole remedy for any delay in the completion of the Landlord’s Electrical Work.

5.     ACCESS TO MECHANICAL ROOM

Tenant acknowledges that the demised mechanical room shown on Exhibit 10A (shown as “MECH 611”) contains HVAC systems/Air Handlers (“AHU”) that service space in the Building currently leased to InvicroCRO, LLC, and its permitted successors and assigns (“Invicro”), as more particularly shown and located on Exhibit 10A as “INVICRO AHU.” Tenant shall grant access through its Premises on reasonable terms and procedures that it shall from time to time establish, for the purpose of maintenance of AHU equipment, to the following: (i) Invicro, (ii) Landlord, and (iii) any subsequent tenant whose space is served by such AHU, provided, however, in the case of any subsequent tenant, such tenant shall be accompanied by an authorized agent of Landlord.

6.     SECURITY DEPOSIT

Landlord and Tenant acknowledge and agree that Landlord is currently holding an irrevocable letter of credit (the “Existing Letter of Credit”) in the amount of One Million Five Hundred Seventy-One Thousand One Hundred Eighty-Seven and 43/100 Dollars ($1,571,187.43), in accordance with the terms of the Lease. Notwithstanding anything to the contrary contained in the Lease, from and after the Execution Date hereof, the term “Security Deposit” shall mean the existing Security Deposit (as adjusted from time to time pursuant to the terms of the Lease) plus One Hundred Forty-Three Thousand Eight Hundred Fifty-Five and 25/100 ($143,855.25) (the “Fifteenth Expansion Additional Deposit”). No later than the Fifteenth Expansion Premises Commencement Date, the existing Security Deposit shall be increased by the Fifteenth Expansion Additional Deposit by delivery to Landlord of an amendment to the Existing Letter of Credit, in form and substance reasonably acceptable to Landlord, increasing the face amount thereof by the Fifteenth Expansion Additional Deposit. Landlord shall continue to hold the Security Deposit pursuant to the terms and conditions of the Lease.

7.     EMERGENCY GENERATOR CAPACITY

From and after the Fifteenth Expansion Premises Rent Commencement Date, the term “Premises” in Section 16 (a) of the Eighth Amendment shall include the Fifteenth Expansion Premises.

8.     EARLY ACCESS

Notwithstanding any provision herein to the contrary, Tenant shall be entitled to have access to the Fifteenth Expansion Premises as of the date hereof, without the payment of rent, for the purpose of installing furniture, fixtures, and equipment. All such installations shall be performed by, or under the direction or control of, Tenant and otherwise in compliance with the terms of this Lease. Any such entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the sole risk of Tenant. The insurance and indemnity obligations of Tenant under the Lease shall apply during any such early access.

9.     SURRENDER

At the expiration of earlier termination of the Term with respect to the Fifteenth Expansion Premises, Tenant shall surrender and yield up the Fifteenth Expansion Premises in accordance with the terms and conditions of the Lease, including without limitation, the requirements and conditions set forth in the Seventh Amendment, Section 12 insofar as applicable to the Fifteenth Expansion Premises.

10.     BROKERAGE

Landlord shall pay any commissions or fees that are payable to CBRE and Columbia Group Realty Advisors (collectively, the “Brokers”) with respect to this Tenth Amendment, in accordance with the provisions of a separate commission contract between Landlord and the Brokers. Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any real estate broker, finder, or other person other than the Brokers with respect to this Tenth Amendment. Each of Tenant and Landlord hereby indemnifies and hold harmless the other against and from any claim for any brokerage commission or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any breach of the foregoing representation and warranty made by it. This representation and warranty shall survive the expiration or earlier termination of the Term hereof.

11.     CONFLICT

In the event that any of the provisions of the Lease are inconsistent with this Tenth Amendment or the state of facts contemplated hereby, the provisions of this Tenth Amendment shall control.

12.     RATIFICATION

Except as herein and hereby modified and amended, the Lease shall remain in full force and effect and all of the other terms, provisions, covenants, and conditions thereof are ratified and confirmed.

13.     MODIFICATIONS

This Tenth Amendment may not be modified orally but only by a writing signed by the parties hereto and dated subsequent to the date hereof.

14.     GOVERNING LAW

This Tenth Amendment shall be governed by, and construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law.

15.     COUNTERPARTS. This Tenth Amendment may be executed in multiple counterparts, each of which shall constitute one agreement, even though all parties do not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

16.     ENTIRE AGREEMENT; NO AMENDMENT. This Tenth Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Tenth Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Tenth Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Tenth Amendment, fully understands all of this Tenth Amendment’s terms and conditions, and executes this Tenth Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Tenth Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

17.     BINDING EFFECT

This Tenth Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

EXECUTED UNDER SEAL as of the date first above written.

LANDLORD:

BCP-CG 27 Property LLC, a Delaware limited liability company

By:	/s/ Matthew Stegall
Name:	Matthew Stegall
Title:	Managing Director

TENANT:

Ginkgo Bioworks, Inc.,
a Delaware corporation

By:	/s/ Bartholomew Canton
Name:	Bartholomew Canton
Title:	CTO